EXHIBIT 99.1

AmericasBank Corp. Contact: Mark H. Anders
Phone: 443-921-0804
Website: www.americasbank.com

AmericasBank Corp. reports profitable fourth quarter, the company’s first;

net loss for full year narrows substantially

Towson, MD (02/13/2006) — AmericasBank Corp. (OTCBB: AMAB), the holding company for AmericasBank, today reported its first quarterly profit in the company’s history and a narrowing of its loss for the fiscal year ended December 31, 2005. The company’s net income for the fourth quarter of 2005 was $7,292 or breakeven on a per share basis, compared to a loss of $342,891 or ($0.36) per share in the fourth quarter of 2004. For the full year ended December 31, 2005, the loss narrowed to $307,786, or ($0.33) per share, compared to a loss of $1,533,335, or ($1.95) per share for 2004.

“During the last fifteen months, the bank has produced strong loan growth, as well as improvements in net interest margin and fee income. We believe our favorable performance is a result of these anticipated improvements,” said Mark H. Anders, President and CEO.

Average loans and loans held for sale increased in 2005 by 98.4%, from $20,980,863 to $41,635,720, generating $3,037,462 in interest income, up 109.6% from $1,449,372 the prior year. Net interest income increased by $991,027, or 119.8%, to $1,818,504 from $827,477 in 2004. The net interest margin during the comparable twelve-month periods was 3.29% and 2.73%, respectively.

Non-interest revenue, principally consisting of mortgage banking gains and fees from the sale of mortgage loans, increased 139.0% to $569,365 in 2005 from $238,270 in 2004. Noninterest expenses during 2005 increased 2.5% from $2,579,082 in 2004 to $2,643,655 in 2005.

Total assets were $72,746,064 at December 31, 2005, a $32,613,965 or 81.3% increase from $40,132,099 a year earlier. Total loans and leases, net of allowance, increased to $48,989,605 at December 31, 2005 from $31,245,162 at December 31, 2004. Total deposits were $67,175,482 at the end of 2005, compared to $34,570,293at the end of 2004. Interest bearing deposits increased in 2005 by $26,833,024 or 83.0% and noninterest-bearing deposits increased $5,722,165 or 259.3% from the end of 2004.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

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The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank’s lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

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